Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Embratel Participações S.A. on Form F-4 of our report dated March 17, 2004 (except with respect to the matters discussed in Note 30 and 31, as to which the date is May 21, 2004), appearing in the Annual Report on Form 20-F/A of Embratel Participações S.A. for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES

Rio de Janeiro, Brazil

June 7, 2004